Exhibit 99.1

FOR IMMEDIATE RELEASE

For more information, contact:

Chris Manuel, Vice President of Investor Relations

567-336-2600

Chris.Manuel@o-i.com

O-I GLASS REPORTS FULL YEAR AND FOURTH QUARTER 2023 RESULTS

Strong 2023 Performance Positions O-I Well for Volume Recovery

Transformative MAGMA Greenfield to be Deployed Mid-2024

PERRYSBURG, Ohio (February 6, 2024) – O-I Glass, Inc. (“O-I”) (NYSE: OI) today reported financial results for the full year and fourth quarter ended December 31, 2023.

Full Year 2023 Results

	Net Earnings (Loss) Attributable to To the Company Earnings Per Share (Diluted)		Earnings Before Income Taxes $M		Cash Provided by Operating Activities $M
	FY23	FY22	FY23	FY22	FY23	FY22
Reported	($0.67)	$3.67	$67	$805	$818	$154

	Adjusted Earnings Earnings Per Share (Diluted)		Segment Operating Profit $M		Free Cash Flow $M
	FY23	FY22	FY23	FY22	FY23	FY22
Non – GAAP	$3.09 (Guidance: ~ $3.00)	$2.30	$1,193	$960	$130 (Guidance: $100-$150)	$236

“I’m pleased to report strong 2023 performance as we successfully navigated softer macro conditions that developed over the course of the year including significant inventory de-stocking across the value chain. O-I continued to execute well through the fourth quarter and business performance moderately exceeded our expectations. As we concluded the year, strong net price and the benefit from our margin expansion initiatives helped mitigate the impact of softer demand and elevated production curtailment to balance supply with lower shipments,” said Andres Lopez, O-I Glass CEO.

“In addition to operating well in 2023, we continued to advance our long-term strategy. The benefit from margin expansion initiatives significantly exceeded our target with the strongest results in that program’s seven-year history. We made solid progress on our capital expansion program completing the first round of new capacity additions in Canada and Colombia, on time and on budget. Importantly, development efforts for MAGMA and ULTRA continued and our first MAGMA Greenfield project in Bowling Green, KY is on track to be commissioned in mid-2024. Our freshly updated ESG roadmap has been fully integrated into our strategy and long-term capital allocation plan as we advance glass as the most sustainable packaging solution. Finally, our balance sheet is in its best position in nearly a decade.”

“Building off our strong operating performance last year, O-I is well positioned to manage through current soft macro conditions that should improve as the year progresses. I believe the most challenging market conditions are behind us and we anticipate stronger future earnings as both sales and production volumes recover to pre-pandemic levels over time,” concluded Lopez.

Net sales were $7.1 billion in 2023, up approximately 4 percent compared to $6.9 billion in the prior year primarily due to higher average selling prices as well as favorable foreign currency translation. As anticipated, sales volume (in tons) was down 12 percent from the prior year mainly attributed to elevated inventory destocking across the value chain amid modestly softer consumer consumption.

Earnings before income taxes were $67 million in 2023, down from $805 million in the prior year mostly due to items management does not consider representative of ongoing operations which included a $445 million charge for impairment of goodwill in the company’s North America reporting unit in 2023 as well as a $334 million one-time gain on sales-leaseback transactions in 2022 that did not repeat. The goodwill impairment primarily reflected changes in macro conditions resulting in lower sales volumes and a smaller asset base following recent restructuring activities intended to improve long-term performance as well as the impact of a higher weighted average cost of capital on valuation given elevated interest rates. Earnings also reflected higher segment operating profit which was partially offset by elevated interest expense.

Segment operating profit was $1,193 million in 2023 compared to $960 million in the prior year.

•	Americas: Segment operating profit in the Americas was $511 million compared to $472 million in 2022 and primarily benefited from favorable net price and margin expansion initiatives which were partially offset by the impact of lower sales volume and elevated operating costs mostly attributed to temporary production curtailments to balance supply with lower demand. Segment operating profit also benefited $12 million from favorable foreign currency translation.

•	Europe: Segment operating profit in Europe was $682 million compared to $488 million in 2022 and primarily benefited from favorable net price and margin expansion initiatives. These benefits were partially offset by lower sales volume as well as higher operating costs due to temporary production curtailments to balance supply with lower demand. Segment operating profit also benefited $17 million from favorable foreign currency translation.

Retained corporate and other costs were $224 million, down from $232 million in 2022.

O-I reported a loss attributable to the company of $0.67 per share (diluted) in 2023, compared to earnings of $3.67 per share (diluted) in 2022.

Adjusted earnings were $3.09 per share (diluted) in 2023, exceeding management’s most recent guidance of approximately $3.00 per share (diluted) and compared to $2.30 per share (diluted) in 2022.

Cash provided by operating activities was $818 million in 2023 compared to $154 million in 2022 which included a $621 million one-time payment to fund the Paddock Trust and related expenses.

Free cash flow was $130 million in 2023, within management’s most recent outlook of $100 million to $150 million and compared to $236 million in the prior year. Free cash flow included elevated capital expenditures of $688 million in 2023 compared to most recent guidance of approximately $700 million and $539 million in 2022.

Total debt was $4.9 billion on December 31, 2023, compared to $4.7 billion at prior year end. Net debt was $4.0 billion compared to $3.9 billion in 2022.

Fourth Quarter 2023 Results

	Net Earnings (Loss) Attributable to the Company Earnings Per Share (Diluted)		Earnings (Loss) Before Income Taxes $M
	4Q23	4Q22	4Q23	4Q22
Reported	($3.05)	$0.08	($439)	$29

	Adjusted Earnings Earnings Per Share (Diluted)		Segment Operating Profit $M
	4Q23	4Q22	4Q23	4Q22
Non - GAAP	$0.12 (Guidance: ~ $0.03)	$0.38	$168	$206

Net sales were $1.6 billion in the fourth quarter of 2023 compared to $1.7 billion in the prior year period as the benefit from higher average selling prices and favorable foreign currency translation partially offset a 16 percent decline in sales volumes (in tons).

The company reported a $439 million loss before income taxes in the fourth quarter of 2023 compared to earnings before income tax of $29 million in the prior year quarter. This decrease was mostly due to items management does not consider representative of ongoing operations which included the aforementioned $445 million charge for impairment of goodwill in the company’s North America reporting unit in 2023. Earnings before income tax also reflected lower segment operating profit and elevated interest expense.

Segment operating profit was $168 million in the fourth quarter of 2023 compared to $206 million in the prior year period.

•	Americas: Segment operating profit in the Americas was $93 million compared to $83 million in the fourth quarter of 2022 as favorable net price and margin expansion initiatives more than offset lower sales volume and moderately higher operating costs. Segment operating profit also benefited $2 million from favorable foreign currency translation.

•	Europe: Segment operating profit in Europe was $75 million compared to $123 million in the fourth quarter of 2022 as favorable net price partially offset lower shipment levels and significantly higher operating costs due to elevated temporary production curtailment to balance supply with softer demand. Segment operating profit also benefited $4 million from favorable foreign currency translation.

Retained corporate and other costs were $49 million, down from $66 million in 2022.

The company reported a loss attributable to the company of $3.05 per share (diluted) in the fourth quarter of 2023 compared to earnings of $0.08 per share (diluted) in the fourth quarter of 2022.

Adjusted earnings were $0.12 per share (diluted) in the fourth quarter of 2023, higher than management's most recent guidance of approximately $0.03 per share (diluted) and compared to $0.38 (diluted) per share in the prior year quarter.

2024 Outlook

	2023 Actual	2024 Guidance
Sales Volume Growth (in Tons)	▼ 12%	▲ LSD / MSD
Adjusted Earnings Per Share	$3.09	$2.25 - $2.65
Free Cash Flow ($M)	$130	$150 - $200

O-I expects 2024 adjusted earnings of $2.25 to $2.65 per share which should meet or exceed the company’s 2024 earnings target of $2.20 to $2.40 per share set during the last Investor Day in 2021. Results will likely be down from 2023, which represented O-I’s highest adjusted earnings in the past 15 years, as the company expects the benefit of low-to-mid single digit volume growth and the company’s robust margin expansion initiatives will partially mitigate the impact of lower net price and higher interest expense. While net price will likely decline in 2024, the company expects to retain 75 percent of the favorable net price realized over the prior two years. Furthermore, the company will benefit from strong operating leverage as sales and production volumes more fully recover to pre-pandemic levels over time.

O-I anticipates 2024 free cash flow will approximate $150 million to $200 million, an improvement from 2023 levels as reduced capital expenditures more than offset lower operating results and elevated tax and interest payments.

Guidance primarily reflects the company’s current view on sales and production volume, mix and working capital trends. O-I’s adjusted earnings outlook assumes foreign currency rates as of January 31, 2024, and a full-year adjusted effective tax rate of approximately 25 to 27 percent. The earnings and cash flow guidance ranges may not fully reflect uncertainty in macroeconomic conditions, currency rates, energy and raw materials costs, supply chain disruptions and labor challenges, among other factors.

Conference Call Scheduled for February 7, 2023

O-I CEO Andres Lopez and CFO John Haudrich will conduct a conference call to discuss the company’s latest results on Wednesday, February 7, 2023, at 8:00 a.m. EST A live webcast of the conference call, including presentation materials, will be available on the O-I website, www.o-i.com/investors, in the News and Events section. A replay of the call will be available on the website for a year following the event.

Contact: Sasha Sekpeh, 567-336-5128 – O-I Investor Relations

O-I news releases are available on the O-I website at www.o-i.com.

O-I’s first quarter 2024 earnings conference call is currently scheduled for Wednesday, May 1, 2024, at 8:00 a.m. EST.

About O-I Glass

At O-I Glass, Inc. (NYSE: OI), we love glass and we’re proud to be one of the leading producers of glass bottles and jars around the globe. Glass is not only beautiful, it’s also pure and completely recyclable, making it the most sustainable rigid packaging material. Headquartered in Perrysburg, Ohio (USA), O-I is the preferred partner for many of the world’s leading food and beverage brands. We innovate in line with customers’ needs to create iconic packaging that builds brands around the world. Led by our diverse team of approximately 23,000 people across 68 plants in 19 countries, O-I achieved net sales of $7.1 billion in 2023. Learn more about us: o-i.com / Facebook / Twitter / Instagram / LinkedIn

Non-GAAP Financial Measures

The company uses certain non-GAAP financial measures, which are measures of its historical or future financial performance that are not calculated and presented in accordance with GAAP, within the meaning of applicable SEC rules. Management believes that its presentation and use of certain non-GAAP financial measures, including adjusted earnings, adjusted earnings per share, free cash flow, segment operating profit, segment operating profit margin, net debt and adjusted effective tax rate provide relevant and useful supplemental financial information that is widely used by analysts and investors, as well as by management in assessing both consolidated and business unit performance. These non-GAAP measures are reconciled to the most directly comparable GAAP measures and should be considered supplemental in nature and should not be considered in isolation or be construed as being more important than comparable GAAP measures.

Adjusted earnings relates to net earnings (loss) attributable to the company, exclusive of items management considers not representative of ongoing operations and other adjustments because such items are not reflective of the company’s principal business activity, which is glass container production. Adjusted earnings are divided by weighted average shares outstanding (diluted) to derive adjusted earnings per share. Segment operating profit relates to earnings (loss) before interest expense, net, and before income taxes and is also exclusive of items management considers not representative of ongoing operations as well as certain retained corporate costs and other adjustments. Segment operating profit margin is calculated as segment operating profit divided by segment revenue. Adjusted effective tax rate relates to provision for income taxes, exclusive of items management considers not representative of ongoing operations and other adjustments divided by earnings (loss) before income taxes, exclusive of items management considers not representative of ongoing operations and other adjustments. Management uses adjusted earnings, adjusted earnings per share, segment operating profit, segment operating profit margin, and adjusted effective tax rate to evaluate its period-over-period operating performance because it believes these provide useful supplemental measures of the results of operations of its principal business activity by excluding items that are not reflective of such operations.  The above non-GAAP financial measures may be useful to investors in evaluating the underlying operating performance of the company’s business as these measures eliminate items that are not reflective of its principal business activity.

Net debt is defined as total debt less cash. Management uses net debt to analyze the liquidity of the company.

Further, free cash flow relates to cash provided by operating activities plus cash payments to the Paddock 524(g) trust and related expenses less cash payments for property, plant, and equipment. Management has historically used free cash flow to evaluate its period-over-period cash generation performance because it believes these have provided useful supplemental measures related to its principal business activity. It should not be inferred that the entire free cash flow amount is available for discretionary expenditures, since the company has mandatory debt service requirements and other non-discretionary expenditures that are not deducted from these measures. Management uses non-GAAP information principally for internal reporting, forecasting, budgeting and calculating compensation payments.

The company routinely posts important information on its website – www.o-i.com/investors.

Forward-Looking Statements

This press release contains “forward-looking” statements related to O-I Glass, Inc. (“O-I Glass” or the “company”) within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and Section 27A of the Securities Act of 1933, as amended. Forward-looking statements reflect the company’s current expectations and projections about future events at the time, and thus involve uncertainty and risk. The words “believe,” “expect,” “anticipate,” “will,” “could,” “would,” “should,” “may,” “plan,” “estimate,” “intend,” “predict,” “potential,” “continue,” and the negatives of these words and other similar expressions generally identify forward-looking statements.

It is possible that the Company’s future financial performance may differ from expectations due to a variety of factors including, but not limited to the following: (1) the general political, economic and competitive conditions in markets and countries where the Company has operations, including uncertainties related to economic and social conditions, trade disputes, disruptions in the supply chain, competitive pricing pressures, inflation or deflation, changes in tax rates and laws, war, civil disturbance or acts of terrorism, natural disasters, public health issues and weather, (2) cost and availability of raw materials, labor, energy and transportation (including impacts related to the current Ukraine-Russia and Israel-Hamas conflicts and disruptions in supply of raw materials caused by transportation delays), (3) competitive pressures, consumer preferences for alternative forms of packaging or consolidation among competitors and customers, (4) changes in consumer preferences or customer inventory management practices, (5) the continuing consolidation of the Company’s customer base, (6) the Company’s ability to improve its glass melting technology, known as the MAGMA program, and implement it within the timeframe expected, (7) unanticipated supply chain and operational disruptions, including higher capital spending, (8) seasonability of customer demand, (9) the failure of the Company’s joint venture partners to meet their obligations or commit additional capital to the joint venture, (10) labor shortages, labor cost increases or strikes, (11) the Company’s ability to acquire or divest businesses, acquire and expand plants, integrate operations of acquired businesses and achieve expected benefits from acquisitions, divestitures or expansions, (12) the Company’s ability to generate sufficient future cash flows to ensure the Company’s goodwill is not impaired, (13) any increases in the underfunded status of the Company’s pension plans, (14) any failure or disruption of the Company’s information technology, or those of third parties on which the Company relies, or any cybersecurity or data privacy incidents affecting the Company or its third-party service providers, (15) risks related to the Company’s indebtedness or changes in capital availability or cost, including interest rate fluctuations and the ability of the Company to generate cash to service indebtedness and refinance debt on favorable terms, (16) risks associated with operating in foreign countries, (17) foreign currency fluctuations relative to the U.S. dollar, (18) changes in tax laws or U.S. trade policies, (19) the Company’s ability to comply with various environmental legal requirements, (20) risks related to recycling and recycled content laws and regulations, (21) risks related to climate-change and air emissions, including related laws or regulations and increased ESG scrutiny and changing expectations from stakeholders and the other risk factors discussed in the Company's filings with the Securities and Exchange Commission.

It is not possible to foresee or identify all such factors. Any forward-looking statements in this document are based on certain assumptions and analyses made by the Company in light of its experience and perception of historical trends, current conditions, expected future developments, and other factors it believes are appropriate in the circumstances. Forward-looking statements are not a guarantee of future performance and actual results or developments may differ materially from expectations. While the Company continually reviews trends and uncertainties affecting the Company’s results of operations and financial condition, the Company does not assume any obligation to update or supplement any particular forward-looking statements contained in this document.

O-I GLASS, INC.

Condensed Consolidated Results of Operations

(Dollars in millions, except per share amounts)

	Three months ended December 31		Year ended December 31
Unaudited	2023	2022	2023	2022
Net sales	$1,641	$1,693	$7,105	$6,856
Cost of goods sold	(1,410)	(1,434)	(5,609)	(5,643)

Gross profit	231	259	1,496	1,213

Selling and administrative expense	(116)	(126)	(540)	(496)
Research, development and engineering expense	(26)	(23)	(92)	(79)
Interest expense, net	(79)	(64)	(342)	(239)
Equity earnings	27	36	127	107
Other income (expense), net (incl. goodwill impairment)	(476)	(53)	(582)	299

Earnings (loss) before income taxes	(439)	29	67	805

Provision for income taxes	(25)	(14)	(152)	(178)

Net earnings (loss)	(464)	15	(85)	627

Net earnings attributable to non-controlling interests	(6)	(2)	(18)	(43)

Net earnings (loss) attributable to the Company	$(470)	$13	$(103)	$584

Basic earnings per share:
Earnings (loss) attributable to the Company	$(3.05)	$0.09	$(0.67)	$3.76
Weighted average shares outstanding (thousands)	154,223	154,604	154,651	155,309

Diluted earnings per share:
Earnings (loss) attributable to the Company	$(3.05)	$0.08	$(0.67)	$3.67
Weighted average diluted shares outstanding (thousands)	154,223	159,271	154,651	158,985

O-I GLASS, INC.

Condensed Consolidated Balance Sheets

(Dollars in millions)

Unaudited	December 31,	December 31,
	2023	2022
Assets
Current assets:
Cash and cash equivalents	$913	$773
Trade receivables, net	671	760
Inventories	1,071	848
Prepaid expenses and other current assets	229	222
Total current assets	2,884	2,603

Property, plant and equipment, net	3,555	2,962
Goodwill	1,473	1,813
Intangibles, net	254	262
Other assets	1,503	1,421

Total assets	$9,669	$9,061

Liabilities and Share Owners' Equity
Current liabilities:
Accounts payable	$1,437	$1,355
Short-term loans and long-term debt due within one year	248	345
Other liabilities	661	657
Total current liabilities	2,346	2,357

Long-term debt	4,698	4,371
Other long-term liabilities	881	805
Share owners' equity	1,744	1,528

Total liabilities and share owners' equity	$9,669	$9,061

O-I GLASS, INC.

Condensed Consolidated Cash Flows

(Dollars in millions)

Unaudited	Three months ended December 31		Year ended December 31
	2023	2022	2023	2022
Cash flows from operating activities:
Net earnings (loss)	$(464)	$15	$(85)	$627
Non-cash charges
Depreciation and amortization	125	118	494	465
Deferred taxes	4	4	25	22
Pension expense	8	9	30	34
Stock-based compensation expense	7	5	43	33
Restructuring, asset impairment and related charges	19	29	97	50
Pension settlement and curtailment charges	19	15	19	20
Gain on sale of divested businesses and miscellaneous assets	(4)		(4)	(55)
Gain on sale leasebacks				(334)
Goodwill Impairment	445		445
Cash payments
Pension contributions	(8)	(4)	(32)	(26)
Paddock Trust settlement payment and related expenses		(3)		(621)
Cash paid for restructuring activities	(5)	(6)	(26)	(20)
Change in components of working capital (a)	268	257	(148)	95
Other, net (b)	(33)	(61)	(40)	(136)
Cash provided by operating activities	381	378	818	154

Cash flows from investing activities:
Cash payments for property, plant and equipment	(223)	(193)	(688)	(539)
Contributions and advances to joint ventures	(1)	(1)	(10)	(12)
Cash proceeds on disposal of other businesses and misc. assets		2	11	98
Cash proceeds on sale leasebacks				368
Reconsolidation of Reorganized Paddock				12
Net cash proceeds (payments) from hedging activities	(2)	(13)	4	(24)
Cash utilized in investing activities	(226)	(205)	(683)	(97)

Cash flows from financing activities:
Changes in borrowings, net	(45)	(25)	81	(29)
Shares repurchased	(10)	(10)	(40)	(40)
Payment of finance fees			(22)	(29)
Net cash receipts (payments) for hedging activity		95	(40)	133
Distributions to non-controlling interests	(3)		(6)	(27)
Issuance of common stock and other				(2)
Cash provided by (utlilized in) financing activities	(58)	60	(27)	6
Effect of exchange rate fluctuations on cash	24	17	32	(15)
Change in cash	121	250	140	48
Cash at beginning of period	792	523	773	725
Cash at end of period	$913	$773	$913	$773

(a)	The Company uses various factoring programs to sell certain receivables to financial institutions as part of managing its cash flows. At December 31, 2023 and 2022 , the amount of receivables sold by the Company was $542 million and $535 million, respectively. For the years ended December 31, 2023 and 2022, the Company's use of its factoring programs resulted in increases of $7 million and $54 million to cash provided by operating activities, respectively.

(b)	Other, net includes other non-cash charges plus other changes in non-current assets and liabilities.

O-I GLASS, INC.

Reportable Segment Information and Reconciliation to Earnings Before Income Taxes

(Dollars in millions)

Unaudited	Three months ended December 31		Year ended December 31
	2023	2022	2023	2022
Net sales:
Americas	$922	$937	$3,865	$3,835
Europe	689	724	3,117	2,878

Reportable segment totals	1,611	1,661	6,982	6,713

Other	30	32	123	143
Net sales	$1,641	$1,693	$7,105	$6,856

Earnings (loss) before income taxes	$(439)	$29	$67	$805
Items excluded from segment operating profit:
Retained corporate costs and other	49	66	224	232
Items not considered representative of ongoing operations and other adjustments (a)	479	47	560	(316)
Interest expense, net	79	64	342	239
Segment operating profit (b):	$168	$206	$1,193	$960

Americas	$93	$83	$511	$472
Europe	75	123	682	488
Reportable segment totals	$168	$206	$1,193	$960

Ratio of earnings before income taxes to net sales	-26.8%	1.7%	0.9%	11.7%

Segment operating profit margin (c):
Americas	10.1%	8.9%	13.2%	12.3%
Europe	10.9%	17.0%	21.9%	17.0%

Reportable segment margin totals	10.4%	12.4%	17.1%	14.3%

(a)	Reference reconciliation for adjusted earnings.

(b)	Segment operating profit consists of consolidated earnings before interest income, interest expense, and provision for income taxes and excludes amounts related to certain items that management considers not representative of ongoing operations as well as certain retained corporate costs and other adjustments.

The Company presents information on segment operating profit because management believes that it provides investors with a measure of operating performance separate from the level of indebtedness or other related costs of capital. The most directly comparable GAAP financial measure to segment operating profit is earnings before income taxes. The Company presents segment operating profit because management uses the measure, in combination with net sales and selected cash flow information, to evaluate performance and to allocate resources.

(c)	Segment operating profit margin is segment operating profit divided by segment net sales.

O-I GLASS, INC.

Changes in Net Sales and Segment Operating Profit for Reportable Segments

(Dollars in millions)

Unaudited

	Three months ended December 31
	Americas	Europe	Total
Net sales for reportable segments- 2022	$937	$724	$1,661
Effects of changing foreign currency rates (a)	46	44	90
Price	50	92	142
Sales volume & mix	(111)	(171)	(282)
Total reconciling items	(15)	(35)	(50)
Net sales for reportable segments- 2023	$922	$689	$1,611

	Three months ended December 31
	Americas	Europe	Total
Segment operating profit - 2022	$83	$123	$206
Effects of changing foreign currency rates (a)	2	4	6
Net price (net of cost inflation)	52	57	109
Sales volume & mix	(23)	(39)	(62)
Operating costs	(21)	(70)	(91)
Divestitures			-
Total reconciling items	10	(48)	(38)
Segment operating profit - 2023	$93	$75	$168

	Year ended December 31
	Americas	Europe	Total
Net sales for reportable segments- 2022	$3,835	$2,878	$6,713
Effects of changing foreign currency rates (a)	136	99	235
Price	287	596	883
Sales volume & mix	(385)	(456)	(841)
Divestiture	(8)		(8)
Total reconciling items	30	239	269
Net sales for reportable segments- 2023	$3,865	$3,117	$6,982

	Year ended December 31
	Americas	Europe	Total
Segment operating profit - 2022	$472	$488	$960
Effects of changing foreign currency rates (a)	12	17	29
Net price (net of cost inflation)	288	344	632
Sales volume & mix	(95)	(110)	(205)
Operating costs	(153)	(57)	(210)
Divestitures	(13)		(13)
Total reconciling items	39	194	233
Segment operating profit - 2023	$511	$682	$1,193

(a) Currency effect on net sales and segment operating profit determined by using 2023 foreign currency exchange rates to translate 2022 local currency results.

O-I GLASS, INC.

Reconciliation for Adjusted Earnings

(Dollars in millions, except per share amounts)

The reconciliation below describes the items that management considers not representative of ongoing operations.

Unaudited

	Three months ended December 31		Year ended December 31
	2023	2022	2023	2022
Net earnings (loss) attributable to the Company	$(470)	$13	$(103)	$584
Items impacting other income (expense), net:
Restructuring, asset impairment and other charges	19	32	100	53
Goodwill impairment	445		445
Gain on sale of divested businesses and miscellaneous assets	(4)		(4)	(55)
Gain on sale leasebacks				(334)
Pension settlement and curtailment charges	19	15	19	20
Items impacting interest expense:
Charges for note repurchase premiums and write-off of deferred finance fees and related charges			39	26
Items impacting income tax:
Valuation Allowance-Interest carryovers	20		20
Tax charge recorded for certain tax adjustments		2		2
Net expense (benefit) for income tax on items above	(11)	(2)	(25)	41
Items impacting net earnings attributable to noncontrolling interests:
Net impact of noncontrolling interests on items above				29
Total adjusting items (non-GAAP)	$488	$47	$594	$(218)

Adjusted earnings (non-GAAP)	$18	$60	$491	$366

Diluted average shares (thousands)	154,223	159,271	154,651	158,985

Net earnings attributable to the Company (diluted)	$(3.05)	$0.08	$(0.67)	$3.67
Adjusted earnings per share (non-GAAP) (a)	$0.12	$0.38	$3.09	$2.30

(a) For purposes of computing adjusted earnings per share, the diluted average shares (in thousands) are 158,837 for the three months ended December 31, 2023.

For purposes of computing adjusted earnings per share, the diluted average shares (in thousands) are 159,135 for the year ended December 31, 2023.

The Company is unable to present a quantitative reconciliation of its forward-looking non-GAAP measure, adjusted earnings and adjusted earnings per share, for the year ended December 31, 2024 to its most directly comparable GAAP financial measure,  Net earnings attributable to the Company, because management cannot reliably predict all of the necessary components of this GAAP financial measure without unreasonable efforts.  Net earnings attributable to the Company includes several significant items, such as restructuring charges, asset impairment charges, charges for the write-off of finance fees, and the income tax effect on such items.  The decisions and events that typically lead to the recognition of these and other similar items are complex and inherently unpredictable, and the amount recognized for each item can vary significantly.  Accordingly, the Company is unable to provide a reconciliation of adjusted earnings and adjusted earnings per share to  net earnings attributable to the Company or address the probable significance of the unavailable information, which could be material to the Company's future financial results.

O-I GLASS, INC.

Reconciliation to Free Cash Flow

(Dollars in millions)

Unaudited

	Year Ended December 31, 2023	Year Ended December 31, 2022	Forecast Year Ended December 31, 2023	Forecast Year Ended December 31, 2024
Cash provided by operating activities	$818	$154	$800 to 850	$750
Addback: Funding of Paddock 524(g) trust and related expenses		621
Cash payments for property, plant and equipment	(688)	(539)	(700)	(550 to 600)
Free cash flow (non-GAAP)	$130	$236	$100 to 150	$150 to 200

O-I GLASS, INC.

Reconciliation to Net Debt

Unaudited

	December 31, 2023	December 31, 2022
Total debt	$4,946	$4,716
Cash and cash equivalents	913	773
Net Debt	$4,033	$3,943

O-I GLASS, INC.

Reconciliation to Adjusted Effective Tax Rate

The Company is unable to present a quantitative reconciliation of its forward-looking non-GAAP measure, adjusted effective tax rate, for the year ending December 31, 2024, to its most directly comparable GAAP financial measure, provision for income taxes divided by earnings (loss) before income taxes, because management cannot reliably predict all of the necessary components of these GAAP financial measures without unreasonable efforts. Earnings (loss) before income taxes includes several significant items, such as restructuring charges, asset impairment charges, charges for the write-off of finance fees, and the provision for income taxes would include the income tax effect on such items. The decisions and events that typically lead to the recognition of these and other similar items are complex and inherently unpredictable, and the amount recognized for each item can vary significantly. Accordingly, the Company is unable to provide a reconciliation of adjusted effective tax rate to earnings (loss) before income taxes divided by provision for income taxes or address the probable significance of the unavailable information, which could be material to the Company's future financial results.